EXHIBIT 99.1
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                                  PRESS RELEASE

Actrade Financial Technologies Ltd. Appoints Interim CEO, Announces NASDAQ De-listing Determination.

New York, NY - October 23, 2002 - Actrade Financial Technologies Ltd. ("Actrade") announced today that Richard F. McCormick has been appointed Interim CEO. Alexander C. Stonkus has taken a paid leave of absence from his positions as President and CEO of Actrade.

Mr. McCormick has over twenty years of experience in investment banking and financial consulting. His prior experience includes positions with PaineWebber Incorporated and Kidder, Peabody & Co. He graduated from the University of Southern Connecticut in 1978 with a B.S. in economics and accounting, and received an M.B.A. from Pace University in 1980.

Actrade also announced today that on October 17, 2002 it received a NASDAQ Staff Determination indicating that Actrade's common stock no longer qualifies for inclusion in The NASDAQ Stock Market, and that Actrade's common stock is therefore subject to de-listing from The NASDAQ National Market. The letter notifying Actrade of the Staff Determination cited Actrade's inability to file its Form 10-K for the fiscal year ended June 30, 2002, and public interest concerns raised by anonymous allegations relating to possible irregularities and other alleged improprieties in the operations conducted by Actrade and its subsidiaries.

Actrade has requested a hearing before a NASDAQ Listing Qualifications Panel to review the Staff Determination. Actrade's common stock has not traded on The NASDAQ National Market since 5:25 p.m. on August 22, 2002, when trading was halted for "additional information requested" from Actrade.